Exhibit 99.1

Emerge Energy Services Announces First Quarter 2018 Results

Fort Worth, Texas — May 1, 2018 — Emerge Energy Services LP (“Emerge Energy”) today announced first quarter 2018 financial and operating results.

Highlights

•	Total volumes sold increased 7% sequentially to a record 1,503 thousand tons in the first quarter.

•	Net income of $1.5 million and diluted earnings per unit of $0.05 for the first quarter.

•	Adjusted EBITDA of $17.4 million for the first quarter.

•	Net income and Adjusted EBITDA were negatively impacted by one-time charges and adjustments.
Overview

Emerge Energy reported net income of $1.5 million, or $0.05 per diluted unit, for the three months ended March 31, 2018, compared to a net loss of $11.4 million, or $(0.38) per diluted unit for the three months ended March 31, 2017. For the three months ended December 31, 2017, net income was $5.6 million, or $0.18 per diluted unit.

First quarter 2018 results were negatively impacted by $6.7 million in one-time charges, which included a $3.9 million write-off of deferred financing costs relating to the reduction of our revolving credit facility, a $1.7 million write-off of land owner agreements and related prepaid royalties, and $1.1 million of professional fees related to the refinancing in January 2018.

Adjusted EBITDA was $17.4 million for the three months ended March 31, 2018, compared to $0.1 million for the three months ended March 31, 2017, and $18.6 million for the three months ended December 31, 2017. The first quarter Adjusted EBITDA of $17.4 million declined by $1.3 million sequentially due to a $4 million negative adjustment as per our credit agreement for the repayment of rent that was previously deferred. Excluding this adjustment, our Adjusted EBITDA would have increased by $2.7 million sequentially.

Emerge Energy generated Distributable Cash Flow of $8.7 million for the three months ended March 31, 2018.  Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that Emerge Energy uses to assess its performance on an ongoing basis. Emerge Energy will not make a cash distribution on its common units for the three months ended March 31, 2018, as the board of directors of its general partner did not approve a cash distribution.

“We are very proud of our performance in the first quarter as we overcame significant obstacles in the form of extreme winter weather and poor railroad service,” noted Ted W. Beneski, Chairman of the board of directors of the general partner of Emerge Energy. “The 7% sequential volume improvement is a testament to our newly enhanced rail shipping outlets and the positive strides made by our two Texas in-basin plants. This record-setting quarterly volume of over 1.5 million tons sold in the first quarter represents our ability to respond to a changing market, in both our production and logistics capabilities. We have increased our direct shipments on the BNSF railroad as the Canadian National continues to experience service issues. Our Kosse, Texas facility also responded to strong demand with substantially higher production compared to the fourth quarter, and the existing San Antonio production circuit contributed nicely during the quarter. The first quarter Adjusted EBITDA of $17.4 million included a $4 million negative adjustment as per our credit agreement for the repayment of rent that was previously deferred. Excluding this adjustment, our Adjusted EBITDA would have increased by $2.7 million sequentially.”

“Our new San Antonio plant is now officially online as we started the dry plant earlier this week. We are very pleased that we beat our previously communicated target start-up date of May 1st. We are now in the process of quickly ramping up the production to the nameplate capacity of 2.4 million tons per year as limited by our existing permit. We have applied for our new permit that will expand our capacity to 4.0 million tons per year, and we expect to receive this permit by year end.”

“The demand for frac sand remains strong, and the market continues to face supply shortages due to constrained railroad service and construction delays for several new in-basin plants. We are proud that we delivered on our construction timeline for the new San Antonio plant, and our customers value our dependability as they have signed new contracts. In response to the constructive supply and demand picture, prices for frac sand increased in the first quarter, and we have implemented further price increases for the second quarter. We are highly confident that we will achieve the 2018 full year guidance of $120 million in Adjusted

EBITDA and $60 million in net income. Our newly-opened San Antonio plant will drive volume and margin growth while we expect the demand for northern white sand will remain resilient.”

Conference Call

Emerge Energy will host its 2018 first quarter results conference call on Tuesday, May 1, 2018, at 3:00 p.m. CT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (855) 850-4275 or (720) 634-2898 and entering pass code 3288147. An audio webcast of the call will be available at www.emergelp.com within the Investor Relations portion of the website under the Webcasts & Presentations section. A replay will be available by audio webcast and teleconference for seven days following the conclusion of the call. The replay teleconference will be available by dialing (855) 859-2056 or (404) 537-3406 and the reservation number 3288147.

Operating Results

The following table summarizes Emerge Energy’s operating results for the three months ended March 31, 2018, and 2017, and three months ended December 31, 2017:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

	($ in thousands)
Revenues:
Frac sand revenues	$105,971	$102,194	$75,182
Non-frac sand revenues	779	947	162
Total revenues	106,750	103,141	75,344
Operating expenses
Cost of goods sold (excluding depreciation, depletion and amortization)	80,242	80,301	72,311
Depreciation, depletion and amortization	4,861	5,490	4,656
Selling, general and administrative expenses	8,571	6,766	5,878
Contract and project terminations	1,689	—	—
Total operating expenses	95,363	92,557	82,845
Operating income (loss)	11,387	10,584	(7,501)
Other expense (income)
Interest expense, net	10,492	5,818	3,198
Other	(688)	(989)	691
Total other expense	9,804	4,829	3,889
Income (loss) from continuing operations before provision for income taxes	1,583	5,755	(11,390)
Provision (benefit) for income taxes	97	129	—
Net income (loss)	$1,486	$5,626	$(11,390)
Adjusted EBITDA (a)	$17,386	$18,638	$68

Volume of frac sand sold (tons in thousands)	1,437	1,331	1,245
Volume of non-frac sand sold (tons in thousands)	66	79	6
Total volume of sand sold (tons in thousands)	1,503	1,410	1,251

Terminal sand sales (tons in thousands)	655	645	588

Volume of frac sand produced (tons in thousands):
Arland, Wisconsin facility	407	461	368
Barron, Wisconsin facility	498	534	532
New Auburn, Wisconsin facility	345	307	317
San Antonio, Texas facility (b)	59	34	—
Kosse, Texas facility	99	66	65
Total volume of frac sand produced	1,408	1,402	1,282
(a) See section entitled “Adjusted EBITDA and Distributable Cash Flow” that includes a definition of Adjusted EBITDA and provides reconciliation to GAAP net income and cash flows.
(b) Emerge Energy commenced frac sand production at the San Antonio facility in July 2017.
Despite record volumes and revenues in the first quarter of 2018, net income declined $4.1 million in the first quarter of 2018, compared to the fourth quarter of 2017. This decline was due to one-time non-cash charges of $3.9 million write-off of deferred financing costs relating to the reduction of our revolving credit facility, and $1.7 million to write off the land owner agreements and related prepaid royalties. We also incurred a one-time charge of $1.1 million of professional fees related to the refinancing in January 2018. Volumes sold through our terminals totaled 44% of volume in the first quarter of 2018, compared to 46% in the fourth quarter of 2017.
Adjusted EBITDA decreased $1.3 million in the first quarter of 2018 due to a $4 million repayment of rent expense previously deferred.
Net income (loss) improved $12.9 million and Adjusted EBITDA improved $17.3 million for the first quarter of 2018, compared to same quarter in 2017, mainly due to an increase in total volumes sold, higher prices, and lower production costs on a per-ton basis. This was offset by higher selling, general and administrative expenses in 2018 due to higher employee-related expenses for increased staffing levels and bonus accruals.
Interest expense of $10.5 million for the first quarter of 2018 includes among other charges, a one-time $3.9 million write-off of deferred financing costs relating to the reduction of our revolving credit facility in January 2018.
Capital Expenditures

For the three months ended March 31, 2018, Emerge Energy’s capital expenditures totaled $30.1 million.  This includes approximately $1.1 million of maintenance capital expenditures.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the businesses of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells.  Emerge Energy operates its Sand business through its subsidiary Superior Silica Sands LLC. Emerge Energy also processed transmix, distributed refined motor fuels, operated bulk motor fuel storage terminals, and provided complementary fuel services through its fuel division which was sold on August 31, 2016.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” or “estimate.” These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not differ materially from those expected by management of Emerge Energy Services LP.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Emerge Energy’s Annual Report on Form 10-K filed with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to differ materially from those contained in any forward-looking statement.  Except as required by law, Emerge Energy Services LP does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur after the date hereof.

PRESS CONTACT

Investor Relations
(817) 618-4020

EMERGE ENERGY SERVICES LP
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per unit data)

	Three Months Ended March 31,
	2018	2017
Revenues	$106,750	$75,344
Operating expenses:
Cost of goods sold (excluding depreciation, depletion and amortization)	80,242	72,311
Depreciation, depletion and amortization	4,861	4,656
Selling, general and administrative expenses	8,571	5,878
Contract and project terminations	1,689	—
Total operating expenses	95,363	82,845
Operating income (loss)	11,387	(7,501)
Other expense (income):
Interest expense, net	10,492	3,198
Other	(688)	691
Total other expense	9,804	3,889
Income (loss) from continuing operations before provision for income taxes	1,583	(11,390)
Provision (benefit) for income taxes	97	—
Net income (loss)	$1,486	$(11,390)

Earnings (loss) per common unit
Basic earnings (loss) per common unit	$0.05	$(0.38)
Diluted earnings (loss) per common unit	$0.05	$(0.38)

Weighted average number of common units outstanding - basic	31,212,968	30,061,022
Weighted average number of common units outstanding - diluted	31,371,382	30,061,022

Adjusted EBITDA and Distributable Cash Flow

We calculate Adjusted EBITDA, a non-GAAP measure, in accordance with our current Credit Agreement as: net income (loss) plus consolidated interest expense (net of interest income), income tax expense, depreciation, depletion and amortization expense, non-cash charges and losses that are unusual or non-recurring less income tax benefits and gains that are unusual or non-recurring and other adjustments allowable under our existing credit agreement. We report Adjusted EBITDA to our lenders under our revolving credit facility in determining our compliance with certain financial covenants. Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table reconciles net income (loss) to Adjusted EBITDA for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

	($ in thousands)
Net income (loss)	$1,486	$5,626	$(11,390)
Interest expense, net	10,492	5,818	3,198
Depreciation, depletion and amortization	4,861	5,490	4,656
Provision (benefit) for income taxes	97	129	—
EBITDA	16,936	17,063	(3,536)
Equity-based compensation expense	434	403	347
Contract and project terminations	1,689	—	—
Provision for doubtful accounts	3	17	—
Accretion expense	31	30	29
Retirement of assets	2	—	(6)
Other state and local taxes	395	539	424
Non-cash deferred lease expense	(2,576)	1,582	1,901
Unrealized (gain) loss on fair value of warrant	(677)	(996)	696
Other adjustments allowable under our Credit Agreement	1,149	—	213
Adjusted EBITDA	$17,386	$18,638	$68

The following table reconciles Consolidated Adjusted EBITDA to our operating cash flows for the three months ended March 31, 2018, and 2017, and December 31, 2017:

	Three Months Ended,
	March 31, 2018	December 31, 2017	March 31, 2017

	($ in thousands)
Adjusted EBITDA	$17,386	$18,638	$68
Interest expense, net	(5,964)	(4,669)	(2,684)
Income tax expense	(493)	(668)	(424)
Other adjustments allowable under our Credit Agreement	(1,149)	—	(213)
Non-cash deferred lease expense	2,576	(1,582)	(1,901)
Change in other operating assets and liabilities	(1,612)	65	(7,785)
Cash flows from operating activities:	$10,744	$11,784	$(12,939)

Cash flows from investing activities:	$(30,093)	$(2,009)	$(1,392)

Cash flows from financing activities:	$22,309	$(4,594)	$16,426

We define Distributable Cash Flow generally as net income plus (i) non-cash net interest expense, (ii) depreciation, depletion and amortization expense, (iii) non-cash charges, and (iv) selected losses that are unusual or non-recurring; less (v) selected principal repayments, (vi) selected gains that are unusual or non-recurring, and (vii) maintenance capital expenditures. We believe that the presentation of Distributable Cash Flow in this report provides information useful to investors in assessing our financial condition and results of operations. In addition, our Board of Directors utilizes reserves for future capital expenditures, compliance with law or debt agreements, and to provide funds for distributions to unitholders in respect to any one or more of the next four quarters. However, our Distributable Cash Flow may not be comparable to similarly-titled measures that other companies use. Distributable Cash Flow does not reflect changes in working capital balances. The following table (in thousands) reconciles net income to Distributable Cash Flows:

Three Months Ended March 31, 2018

Net income (loss)	$1,486

Add (less) reconciling items:
Add depreciation, depletion and amortization expense	4,861
Add amortization of deferred financing costs	4,528
Add non-cash project and contract termination costs	1,689
Add equity-based compensation, net	434
Add income taxes accrued, net of payments	97
Add accretion expense	31
Add allowance for doubtful accounts	3
Add loss on disposal of assets	2
Less unrealized gain on fair value of warrants	(677)
Less maintenance capital expenditures	(1,133)
Less non-cash deferred lease expense	(2,576)
Distributable cash flow	$8,745